Exhibit 23.6

[Letterhead of Pincock, Allen & Holt, Inc.]

Michael B. Richings

President and Chief Executive Officer

Gregory G. Marlier

Chief Financial Officer

Vista Gold Corp.

7961 Shaffer Parkway, Suite 5

Littleton, CO 80127

Re:	Letter of Consent for Form 10-K and Registration Statement Form S-3

Gentlemen:

Pincock, Allen & Holt, Inc. (PAH) hereby consent to the use of our name and references to our firm which assisted with technical studies, completed in 2003 (collectively, the “2003 Technical Studies”), concerning mineralized material contained in the Guadalupe de los Reyes and Yellow Pine properties, for Vista Gold Corp. (the “Company”), portions of which are summarized under the captions “Item 2. Properties — Guadalupe de los Reyes — Geology” and “Item 2. Properties — Yellow Pine — Geology” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as amended by Amendment No. 1 thereto (as so amended, the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-3 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the 2003 Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Dated August 16, 2006

Sincerely,

PINCOCK, ALLEN & HOLT, INC.

/s/ Richard J. Lambert
RICHARD J. LAMBERT, P.E.
Vice President, Mining and Geological Services